Exhibit 99.1

FOR IMMEDIATE RELEASE

Core-Mark’s Chief Financial Officer to Retire

Christopher Miller to be Appointed Chief Financial Officer, Effective May 1, 2016

SOUTH SAN FRANCISCO, CA – February 25, 2016 – Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, today announced that Stacy Loretz-Congdon, Senior Vice President and Chief Financial Officer, has informed the Board of Directors that she intends to retire from the Company at the end of 2016. Core-Mark’s Board of Directors will appoint Christopher Miller, who currently serves as Vice President and Chief Accounting Officer, to the Chief Financial Officer position, effective May 1, 2016.

Ms. Loretz-Congdon, age 56, has 26 years of distinguished service at Core-Mark, holding roles in various accounting and finance functions during that period, including Senior Vice President and Chief Financial Officer for the last nine years. She will work closely with Mr. Miller to transition her responsibilities and assist the Company in an advisory capacity until her retirement on December 31, 2016.

“Stacy has been an integral member of Core-Mark’s senior leadership team and has made countless contributions to our growth and success,” said Thomas B. Perkins, President and Chief Executive Officer. “Her integrity, dedication and intimate knowledge of our business have been instrumental in helping build Core-Mark into the company it is today. Stacy’s efforts have supported our core strategies, helped us maintain a strong balance sheet and positioned us to deliver continued operational excellence. It has been an honor and pleasure to work with Stacy, and on behalf of everyone at Core-Mark, we wish her the very best in her retirement.”

Perkins added, “Chris has been an important part of our leadership team and finance organization for nearly a decade, and brings considerable financial and operational expertise and familiarity with Core-Mark’s business. As part of our Board’s commitment to succession planning, some time ago we identified Chris as a candidate for CFO and have worked closely with him over the years to prepare him for this role. He is a strong and thoughtful leader, and I am confident that he will be a great Chief Financial Officer for the Company.”

“Looking back on my career with Core-Mark, I could not be more proud of what we have accomplished as a company,” said Ms. Loretz-Congdon. “And looking forward, I am confident in the direction the Company is heading, especially with Chris succeeding me as CFO. He knows the Company as well as I do, and I look forward to working with Chris to ensure a smooth transition.”

About Christopher M. Miller
Christopher Miller, age 55, has served as Vice President and Chief Accounting Officer of Core-Mark since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller from 2002 until 2007. Prior to his time at Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, now part of The Superior Group, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 36,500 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contacts

Core-Mark Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com